                               September 30, 2002


Mr. Michael J. Ferris
3108 Locke Lane
Houston, Texas 77019

Dear Mike:

                  In connection with your separation from Pioneer Companies, Inc. (the "Company"), you and the Company have agreed to the terms and conditions as contained in the attachment (the "Attachment") and this letter agreement (the "Letter Agreement") (hereinafter the Attachment and the Letter Agreement are jointly this "Agreement") concerning your separation from employment as of the close of business on September 30, 2002 (the "Separation Date"). The Attachment is part of the Letter Agreement for all purposes.

                  The Company agrees to provide you with the benefits, payments and other items described in this Agreement.

                  In consideration of the Company's agreement to provide the benefits, payments, and other items described in this Agreement, some of which are in addition to anything to which you are already entitled and the receipt and sufficiency of which are hereby acknowledged, you hereby release and forever discharge the Company and its parents, subsidiaries and affiliates, and their officers, directors, agents, servants, employees, successors, assigns and insurers, and any and all other persons, firms, organizations and corporations from any and all damages, losses, causes of action, expenses, demands, liabilities and claims on behalf of yourself, your heirs, executors, administrators and assigns with respect to all matters relating to the Company, and you hereby accept the cash payments, benefits and other items described herein in full settlement of all such damages, losses, causes of action, expenses, demands, liabilities and claims you now have or may have with respect to such matters; provided, however, that, notwithstanding the foregoing release and discharge, you shall retain all rights to any claims arising from a breach of this Agreement.

                  This release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Texas Labor Code, any state or federal statute, regulation or common law pertaining to "whistle-blowers," any claims for breach of contract, tort or personal injury of any sort, and any claims under any other state or federal statute or regulation, in equity or at common law. Further, by accepting the payments described in this Agreement, you agree not to sue the Company or the related persons and entities described above with respect to any matters released hereunder. You affirm and agree that your employment relationship ends on your Separation Date, and as of such date you withdraw unequivocally, completely and finally from your employment, and as of September 17, 2002, you resign all positions, titles, responsibilities and authority as a director, officer or employee of the Company and its parents, subsidiaries and affiliates and waive all rights in connection with such relationship except to vested benefits and the payments and benefits described in this Agreement. You agree that this Agreement is valid, fair, adequate and reasonable, was entered into with your full knowledge and consent, and was not procured through fraud, duress or mistake. You shall have 21 days to decide whether to sign this Agreement and be bound by its terms. You shall have the right to revoke or cancel it within 7 days (the "Revocation Period") after you have signed it. This cancellation or revocation can be accomplished by delivery of a written notification to me. In the event that this Agreement is canceled or revoked, the Company shall have no obligation to furnish the payments and benefits described herein, except for any compensation that is due, benefits that are vested, and/or other contractual rights and obligations as of the Separation Date. You acknowledge that you have been advised in writing to consult with an attorney prior to signing this Agreement and have had an adequate opportunity to seek advice of your own choosing. You acknowledge that you have read this Agreement, have consulted with an attorney, have had an opportunity to ask questions and have it explained to you and that you understand that the Agreement will have the effect of knowingly and voluntarily waiving any action you might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of the Agreement.

                  In consideration of your agreements in this Agreement, the Company, its parents, subsidiaries, affiliates, predecessors, and successors hereby release and forever discharge you from any and all damages, losses, causes of action, expenses, demands, liabilities and claims with respect to all matters relating to or arising from your employment, including, without limitation, any and all of your actions or inactions done while employed by the Company or its predecessors, subsidiaries, or affiliates; provided, however, the preceding sentence shall not apply to any willful conduct which results in a fraud upon the Company, misappropriation of funds or other property of the Company, or criminal conduct which was demonstrably injurious to the property or business of the Company. If at any time after your termination, you are made a party to, or are threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that you are or were a director, officer, employee or agent of the Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which you served as such at the request of the Company, then you shall be indemnified by the Company, to the fullest extent permitted under applicable law, against expenses actually and reasonably incurred by you or imposed on you in connection with, or resulting from, any appeal therein if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe your conduct was unlawful, except with respect to matters as to which it is adjudged that you are liable to the Company or to such other corporation, partnership, joint venture, trust or other enterprise for gross negligence or willful misconduct in the performance of your duties. As used herein, the term "expenses" shall include all obligations actually and reasonably incurred by you for the payment of money, including, without limitation, attorney's fees, judgments, awards, fines, penalties and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to the Company or such other corporation, partnership, joint venture, trust or other enterprise by you. The foregoing indemnification provisions shall be in addition to any other rights to indemnification to which you may be entitled.

                  You recognize and acknowledge that you have had access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. You agree that you will not at any time disclose to others, use, copy or permit to be copied, except pursuant to your duties on behalf of the Company or its successors, assigns or nominees, any secret or confidential information of the Company (whether or not developed by you) without the prior written consent of the Board of Directors of the Company. The term "secret or confidential information of the Company" (sometimes referred to herein as "Confidential Information") shall include, without limitation, the Company's plans, strategies, potential acquisitions, costs, prices, systems for buying, selling, and/or trading relating to the manufacture or marketing of chlorine, caustic soda and related products, client lists, pricing policies, financial information, the names of and pertinent information regarding suppliers, computer programs, policy or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of the Company's contracts with its suppliers or clients, or servicing methods and techniques at any time used, developed, or investigated by the Company, before or during your tenure of employment to the extent any of the foregoing are (i) not generally available to the public and (ii) maintained as confidential by the Company. You further agree to maintain in confidence any confidential information of third parties received as a result of your employment and duties with the Company. You affirm that you have delivered to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by you, solely or jointly with others, and which are in your possession, custody or control at such date and which are related in any manner to the past, present or anticipated business of the Company. You and the Company further agree that the terms of this Agreement, including all terms and conditions contained in the Attachment, shall be kept strictly confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to your spouse, to financial institutions as part of a financial statement, to immediate family members and/or heirs, to financial, tax and legal advisors, or as required by law) by you or the Company shall be a breach of this Agreement. The aforementioned is in addition to and does not limit any existing confidentiality agreement.

                  For a period of 12 months following the Separation Date, you agree that you will not solicit, raid, entice, encourage or induce any person who at the time of your termination of employment is an employee of the Company, or any of its parents, subsidiaries or affiliates or to become employed by any person, firm or corporation or to discontinue their employment with the Company. You further agree, for the 12-month period, to refrain from approaching any such employee for such purpose or authorizing or knowingly approving such actions by any other person, firm or corporation or assisting any such person, firm or corporation in taking such action.

                  You agree that the disclosure and solicitation restrictions in the two preceding paragraphs contain reasonable limitations as to the time, geographical area, and scope of activity to be restrained and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, including, but not limited to, the protection of Confidential Information. You also agree that the general public shall not be harmed by enforcement of these provisions. Should either of these provisions be held unreasonably broad with respect to the restrictions as to time, geographical area or scope of activity to be restrained, any such restriction shall be construed by limiting and reducing it to the extent necessary to render it reasonable, and as so construed, such provision shall be enforced. Furthermore, you consent and agree that if you violate these nondisclosure or nonsolicitation provisions, the Company, its parents, subsidiaries and affiliates would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction restraining you from committing or continuing any such violation. You acknowledge that damages at law would not be an adequate remedy for violation of these nondisclosure and nonsolicitation provisions, and you therefore agree that they may be specifically enforced against you in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from you.

                  As a material inducement to the Company to enter into this Agreement, you agree that you will not (i) publicly criticize or disparage the Company or any Related Party (as defined below), or privately criticize or disparage the Company or any Related Party in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or any Related Party; (ii) commit damage to the property of the Company or any Related Party or otherwise engage in any misconduct which is injurious to the business or reputation of the Company or any Related Party; or
(iii) take any other action, or assist any person in taking any other action, that is materially adverse to the interests of the Company or any Related Party or inconsistent with fostering the goodwill of the Company or any Related Party. In addition, you agree not to make any public statements regarding the Company or its business without prior written consent of the Company. As used in this section, the term "Related Party" means the Company or any affiliate, any officer, director or executive of the Company or any affiliate, and any former officer, director or executive of the Company or any affiliate.

                  You agree to furnish such information and proper assistance as may be reasonably necessary in connection with any inquiry, investigation, dispute, litigation, regulatory proceeding or other action in which the Company is or may become involved insofar as it relates to matters that occurred during your employment, and if you are called upon to serve as a witness or provide assistance in or with respect to any such proceeding, you agree to cooperate with the Company to the full extent permitted by law, and the Company agrees that any such call shall be with reasonable notice, shall not unnecessarily interfere with your later employment, and shall provide for payment for your costs incurred in such matters. Furthermore, you will promptly give written notice to the Company of any inquiry, approach or other notice you receive or are informed of by or from any private party or governmental entity regarding any inquiry, investigation, dispute, litigation, regulatory proceeding or other action involving the Company. The provisions of this Agreement shall not apply to or restrict in any way the communication of information by you to any state or federal law enforcement agency or require notice to the Company thereof.

                  The parties hereto may attempt to resolve any dispute under this Agreement informally via mediation or other means. Otherwise, the parties agree that any controversy or claim arising out of or relating to this Agreement, or any breach thereof, except as provided in the preceding paragraph, must be adjudged by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration must be held in the city of Houston, Texas, or such other place as may be agreed upon at the time by the parties to the arbitration. The arbitrator(s) will, in their award, allocate between the parties the costs of arbitration, which will include reasonable attorneys' fees of the parties, as well as the arbitrators' fees and expenses, in such proportions as the arbitrator(s) deem just. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT OTHERWISE REFER TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.

                  Any notice or other communication required or permitted pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States mail, first class, postage prepaid and registered with return receipt requested, addressed to the intended recipient at his or its address set forth below and, in the case of a notice or other communication to the Company, directed to the attention of the Board of Directors of the Company with a copy to the Secretary of the Company, or to such other address as the intended recipient may have theretofore furnished to the sender in writing in accordance herewith, except that until any notice of change of address is received, notices shall be sent to the following addresses:

                  IF TO YOU:                   IF TO THE COMPANY:

                      Michael Ferris               Pioneer Companies. Inc.
                      3108 Locke Lane              700 Louisiana, Suite 4200
                      Houston, Texas 77019         Houston, Texas 77002
                                                   Attn: Chief Executive Officer

                  This Agreement supersedes all previous employment agreements, written or oral, between the Company and you. This Agreement may be amended only by written amendment duly executed by both parties hereto or their legal representatives and authorized by action of the Board of Directors of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time. Notwithstanding anything to the contrary set forth in this Agreement, the Company may cause any of its subsidiaries for which you render services to pay or otherwise satisfy, in whole or in part, some or all of the Company's obligations hereunder.

                  If any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law. Except as otherwise indicated, this Agreement is not assignable without the written authorization of both parties, provided that the Company may assign this Agreement to any entity to which the Company transfers substantially all of its assets or to any entity which is a successor to the Company by reorganization, incorporation, merger or similar business combination.

                  This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

                                       Very truly yours,

                                       /s/ Michael Y McGovern
                                       -----------------------------------------
                                       Michael Y McGovern
                                       President and Chief Executive Officer

AGREED TO AND ACCEPTED this
1st day of October, 2002


/s/ Michael J. Ferris
-------------------------------
Michael J. Ferris

              Attachment to the Agreement dated September 30, 2002


1.       SALARY CONTINUATION

                  For the twenty-four month period commencing on your Separation Date (the "Salary Continuation Period"), you will receive monthly payments in the amount of $25,333 and on the same schedule as the Company's payroll schedule in effect immediately prior to your Separation Date, subject to applicable withholding for FICA and income taxes.

2.       ACCRUED BONUS

                  You have already received a lump sum cash payment in the amount of $200,000, subject to applicable withholding for FICA and income taxes, in full satisfaction of any bonus you were entitled to by reason of or relating to the emergence of the Company from bankruptcy or for any subsequent period.

3.       HEALTH AND WELFARE CONTINUATION

                  During the Salary Continuation Period, you will receive the same medical and dental coverage generally available to Company salaried employees. Upon the expiration of the Salary Continuation Period, you agree that all Company provided health and dental benefits will be terminated; provided, however, that you will allowed, following the lapse of the Salary Continuation Period, to continue your Company medical and dental benefits coverage for a period not to exceed the greater of (i) the maximum period required under the Consolidated Omnibus Reconciliation Act of 1986, as amended ("COBRA"), for the continuation of such coverage or (ii) 60 months following the lapse of the Salary Continuation Period . If you should elect such continuation of Company medical and dental benefits coverage, you will be required to pay for such coverage in an amount not to exceed the maximum amount which may be charged for such coverage under COBRA. Notwithstanding any of the foregoing, any coverage and benefits provided to you under this paragraph 3, whether during the period in which the Company pays for such continuation coverage or during the period in which you elect to pay for such continuation coverage, shall be secondary to any non-Company provided medical or dental coverage under which you, your spouse and/or dependents are entitled to benefits

4.       STOCK OPTIONS

                  Because your options have not been outstanding for at least one year, they will all expire as of the Separation Date.

5.       ATTORNEY'S FEES

                  On your Separation Date, you will receive a lump sum cash payment, not to exceed $4,000, for attorney's fees incurred by you for legal advice related to this agreement and which the Board of Directors of the Company has determined to be reasonable.

6.       CONSULTING

                  For two years following the Separation Date, you agreed to provide consulting services to the Company, as reasonably requested by the CEO of the Company, including assisting with operational and legal matters. The Company agrees to pay you in arrears for this consulting obligation the monthly amount of $8,000.

7.       OTHER BENEFITS

                  You are entitled to no other benefits or pay, including vacation pay, and pension plan accruals shall cease as of the Separation Date.

8.       COMPUTERS

                  You may retain your Company laptop computer provided that you delete all Company information or materials from such computer.

9.       PAYMENTS TO ESTATE

                  In the event of your death, to the extent that any of the Company's obligations to you for salary continuation pay or consulting fees, as respectively provided for in paragraphs 1 and 6 of this Attachment, remain outstanding to you at the time of your death , the Company will continue to make such payments to your estate in the time and manner set forth in the appropriate provisions of paragraphs 1 and 6 of this Attachment.